AMENDMENT TO UNDERWRITING AGREEMENT

THIS AMENDMENT (“Amendment”) to the Underwriting Agreement (“Agreement”) dated July 1, 2005 as amended May 14, 2007 , July 1, 2010, September 2011, and April 1, 2012 by and between MGI Funds (now known as Mercer Funds), a Delaware statutory trust (the “Trust”) and MGI Funds Distributors, LLC. a Delaware Limited Liability Company, (the “Underwriter”), is made effective as of the 12th day of October, 2012.

RECITALS

WHEREAS, the Board has approved the creation of a new series of the Trust, the Mercer Global Low Volatility Equity Fund (the “Global Low Volatility Fund” and together with the Series, the “Portfolios”); and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, Mercer wishes to retain the Underwriter to serve as distributor for the Global Low Volatility Fund and to provide for the sale and distribution of the Shares of the Global Low Volatility Fund, and the Underwriter wishes to furnish such services. t.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Trust hereby appoints the Underwriter to serve as the distributor of the Shares of the Portfolios identified on Exhibit A in accordance with the terms set forth in the Agreement. The Underwriter accepts such appointment and agrees to furnish such services. The Underwriter agrees not to engage in any business activity other than as the principal underwriter for the Trust, unless the Trust has otherwise agreed in writing to such activity. Nothing herein shall be intended to prevent the Underwriter’s affiliated persons (as defined in the Investment Company Act of 1940, as amended) from engaging in other business activities.

2.	Mercer and Underwriter acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Exhibit A of the Agreement, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.		MGI Funds Distributor, LLC.

By:		By:
	Name: Rich Joseph		Name:
	Title: Chief Operating Officer		Title:

EXHIBIT A

THIS EXHIBIT A, dated as of October 12, 2012 is Exhibit A to that certain Underwriting Agreement dated as of July 1, 2005, as amended May 14, 2007 , July 1, 2010, September 2011, and April 1, 2012 between MFDI and Mercer Funds (formerly, MGI Funds).

PORTFOLIOS

Mercer US Large Cap Growth Equity Fund

Mercer US Large Cap Value Equity Fund

Mercer US Small/Mid Cap Growth Equity Fund

Mercer US Small/Mid Cap Value Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Global Low Volatility Equity Fund

Mercer Core Opportunistic Fixed Income Fund

Mercer US Short Maturity Fixed Income Fund